Exhibit #10.38

                                                     December 16, 1998


Ms. Judith W. Isaac
73126 Montera Circle South
Palm Desert, CA  92260-6625
(760) 341-6625

Dear Judy:

         This letter is intended to serve as the definitive agreement between Fair, Isaac and Company, Inc. (the " Company") and you and your children with respect to possible transactions involving the Company's common stock. The term "Founding Shareholder" as used in this letter agreement refers to you.

         The terms of our agreement are as follows:

(A) The Company hereby grants the Founding Shareholder's estate the right to sell to the Company, and Company agrees to purchase, up to 250,000 shares of Fair, Isaac stock, but not exceeding $10 million in amount, upon the Founding Shareholder's death. (This right is commonly known as a "put".) The Founding Shareholder's estate must notify the Company of the number of shares to be sold to the Company within 60 calendar days after the date of death, and the Company must pay for the shares not later than nine months after the date of death.

         The purchase price of this stock shall be based on the average of the "last trade" prices quoted by the New York Stock Exchange (NYSE) during the 30 calendar days ending on the date of death.

         This "put" right will expire on October 31, 2003, unless terminated earlier as set forth herein.

(B) The Founding Shareholder and her children grants the Company a "right of first refusal" to purchase up to 500,000 shares of Fair, Isaac stock effective on the date of this agreement. Under this "right of first refusal" Founding Shareholder and her children shall not sell any shares, excepting permitted transactions by the Founding Shareholder described below, without first giving notice to the Company.

         The notice of sale shall include the exact and complete terms of the proposed sale and will have attached thereto a photocopy of an executed bona fide offer and if applicable, counteroffer. For a period of ten
         (10)  business days after receipt by

FOUNDING SHAREHOLDER STOCK AGREEMENT
December 16, 1998
Page 2

         the Company of the notice of sale, the Company shall have the right to give the Founding Shareholder or her child, as the case may be, (a) notice of the Company's exercise of the right to purchase the shares, on the same terms, price and conditions as set forth in notice of sale, or (b) notice declining to exercise its right of first refusal to purchase the shares. In the event that Company declines to exercise its right to purchase these shares and thereafter there are changes in terms, price or conditions between the Founding Shareholder or her child (as the case may be) and the prospective purchaser, the right of first refusal shall reapply to these shares.

         In the event of the Founding Shareholder's death, any shares sold by the estate under (A), above, would count against the 500,000 shares.

         The Company's right of first refusal would not apply to the following types of transactions by the Founding Shareholder:

                  o Gift, sale or transfer to the Founding Shareholder's children.

                  o Gift, sale or transfer in the aggregate of no more than 20,000 shares to persons who are not Founding Shareholder's children during the period that this right of first refusal is in effect.

                  o Sales on the NYSE under the volume limit of Rule 144 adopted under the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time limit ("Rule 144").

                  o Funding of charitable remainder and charitable lead trusts.

                  o Purchase of shares by the Fair, Isaac Employee Stock Ownership Plan.

         The Company's right of first refusal will expire on October 31, 2003.

(C) The Founding Shareholder and her children agree to reduce the number of Fair, Isaac shares they hold from the current level to a number below
         1.4 million shares by October 31, 2001. The Founding Shareholder and her children agree to achieve this result in part by disposing of at least 150,000 shares during the period from the date of this letter to September 30, 1999, and a cumulative total of at least 300,000 shares by September 30, 2000. The types of dispositions contemplated by this section include dispositions in which the Founding Shareholder and her family retain no beneficial interest in the shares, such as gift, sale or other transfer to persons who are not Founding Shareholder's children; sales on the NYSE under Rule 144; funding of charitable remainder and charitable lead trusts; and sales of shares to the Fair, Isaac Employee Stock Ownership Plan.

         If the Founding Shareholder and her family have not brought their combined holdings below the required applicable level at any of the foregoing three

FOUNDING SHAREHOLDER STOCK AGREEMENT
December 16, 1998
Page 3

         milestone dates listed above, the right of the Founding Shareholder's estate to sell shares to the Company, as set forth in section (A), above, shall terminate on that date without notice by Company.

(D) For a period of one year from the date of the agreement, if this agreement would prevent the Company from applying the pooling of interests' method of accounting to a business combination, the Company may rescind this agreement at its sole option, by written notice.

(E) If the Company does rescind this agreement under section (D) above and if the Founding Shareholder dies on or before October 31, 2003, the Founding Shareholder's estate may require the Company to approve the registration of between 250,000 and 500,000 shares held by the estate. The term "registration" refers to a registration of securities for sale effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933 and the declaration or ordering of effectiveness of such registration statement or document by the Securities and Exchange Commission.

(F) The Board of Directors of the Company has, by duly adopted resolution, authorized the execution of this agreement on behalf of the Company.

(G) The Company and the Founding Shareholder, her children and estate will give notice under this agreement in writing and the notice will be deemed effectively given upon personal delivery to the party to be notified, or overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed, if to the Company, at Fair, Isaac and Company, Incorporated, 120 North Redwood Drive, San Rafael, CA 94903, Attention:
         General Counsel; if to Founding Shareholder or her children, at the address shown in this letter; and, if to her estate, at the address for notice specified by the estate in writing. Any party may change its address for notices by giving written notice of such change to the other party or parties.

(H) This agreement shall inure to the benefit of, and shall be and become binding on, the heirs, executors, administrators, and assigns of the respective parties, but neither this agreement nor any of the rights, interests or obligations hereunder may be assigned, transferred or delegated by Founding Shareholder or her children to any person other than executors, administrators, legatees or heirs of Founding Shareholder upon the death of such Founding Shareholder. Each of us will pay our own fees and expenses incurred incident to the preparation and carrying out of the transactions contemplated by this agreement.

FOUNDING SHAREHOLDER STOCK AGREEMENT
December 16, 1998
Page 4

(I) This agreement contains the entire understanding of the parties with respect to the matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof. Any additions or modifications to this agreement must be made in writing and must be signed on behalf of all the parties to this agreement.

(J) The laws of the State of California (irrespective of its choice of law principles) shall govern this agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         If this letter correctly sets forth our understanding, please sign both copies of this letter and have them signed by each of your children, and return one fully signed copy to me.

                                            Very truly yours,


                                            Peter L. McCorkell
                                            Senior Vice President and
                                            General Counsel


Agreed to this      day of December, 1998
               ----


------------------------------              -----------------------------
Ms. Judith W. Isaac                         Kenneth W. Isaac


------------------------------              ------------------------------
Cynthia W. Isaac                            Timothy E. Isaac